Exhibit 23(a)1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-78617, 33-54415, 33-58371, 33-60427, 333-44127, 333-118061, 333-166709, 333-174707, 333-204618, 333-208173, and 333-212783 on Form S-8 and Registration Statement Nos. 333-202410 and 333-202413 on Form S-3 of our reports dated February 20, 2018, relating to the consolidated financial statements and consolidated financial statement schedule of The Southern Company and Subsidiary Companies, and the effectiveness of The Southern Company and Subsidiary Companies' internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Southern Company for the year ended December 31, 2017.

/s/Deloitte & Touche LLP

Atlanta, Georgia
February 20, 2018